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[GRANTPRIDECO LOGO]



                                                                   News Release


                  Huff Elected Grant Prideco President and CEO

HOUSTON, Feb. 5, 2001 - - The Board of Directors of Grant Prideco, Inc.
(NYSE: GRP) today announced that Curtis W. Huff has been elected President and Chief Executive Officer of Grant Prideco. He has also been appointed to the Company's Board of Directors. Mr. Huff was formerly Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc. He replaces John C. Coble, who announced his retirement from Grant Prideco. Mr. Coble has been President of Grant Prideco since 1995 and was the Company's CEO since it became public in April of last year.

     According to Bernard J. Duroc-Danner, Chairman of Grant Prideco, "John was instrumental in the development of Grant Prideco through its successful issuance in the public market. We thank him for his efforts on behalf of Grant Prideco, as well as his significant contributions to the success of EVI and Weatherford over a period of twenty years. We wish him well."

     Mr. Duroc-Danner continued, "I am very pleased that we have been able to attract as talented an individual as Curtis Huff to replace John. Curtis has been intimately tied to the development of Grant Prideco, as well as EVI and Weatherford, for more than a decade. He knows Grant Prideco very well and his transition should be a quick one."

     Huff joined Weatherford in 1998 as Senior Vice President and General Counsel. He added the responsibilities of Chief Financial Officer in February 2000. Previously, he served as outside counsel to EVI, Inc. as a partner at Fulbright & Jaworski LLP.

     Grant Prideco (http://www.grantprideco.com) headquartered in The Woodlands, Texas, is the world's leader in drill stem technology development and drill pipe manufacturing, sales and service, in addition to being North America's pre-eminent source for engineered connections and premium tubulars.

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Contact:
Frances Powell - Grant Prideco      (281) 297-8536
Don Galletly - Weatherford          (713) 693-4148